                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                          PRATT & LAMBERT UNITED, INC.
                                       AT

                              $35.00 NET PER SHARE
                                       BY

                                  SWACQ, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                          THE SHERWIN-WILLIAMS COMPANY

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995,
                         UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF PRATT & LAMBERT UNITED, INC. (THE "COMPANY") HAS DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR AND IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT (I) ALL SHAREHOLDERS WHO WISH TO RECEIVE CASH FOR THEIR SHARES DURING 1995 TENDER THEIR SHARES PURSUANT TO THE OFFER, AND (II) ALL SHAREHOLDERS TENDER THEIR SHARES IN THE EVENT THE OFFER IS EXTENDED BEYOND DECEMBER 31, 1995.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AND THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS) REPRESENTING AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.

     THE SHERWIN-WILLIAMS COMPANY AND SWACQ, INC. HAVE ENTERED INTO A STOCK OPTION, PLEDGE AND SECURITY AGREEMENT WITH CERTAIN SHAREHOLDERS OF THE COMPANY PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH SHAREHOLDERS HAVE GRANTED TO THE SHERWIN-WILLIAMS COMPANY AND SWACQ, INC. OPTIONS TO PURCHASE CERTAIN SHARES OWNED BY SUCH SHAREHOLDERS (REPRESENTING IN THE AGGREGATE APPROXIMATELY 40% OF THE COMPANY'S OUTSTANDING SHARES ON A FULLY DILUTED BASIS) FOR $35.00 PER SHARE IN CASH, WHICH OPTIONS ARE EXERCISABLE ON OR AFTER JANUARY 2, 1996. THOSE SHAREHOLDERS ALSO HAVE AGREED TO TENDER SUCH SHARES INTO THE OFFER UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 11.

     THE OFFER IS NOT CONDITIONED UPON THE SHERWIN-WILLIAMS COMPANY OR SWACQ, INC. OBTAINING FINANCING.
                      ------------------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares (including the associated Common Stock Purchase Rights) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) evidencing the tendered Shares and any other required documents to the Depositary, or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender Shares so registered.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                      ------------------------------------

                    The Information Agent for the Offer is:

                          BEACON HILL PARTNERS, INC.
November 9, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
INTRODUCTION...........................................................................    1
THE OFFER..............................................................................    3
  Section 1.       Terms of the Offer; Expiration Date.................................    3
  Section 2.       Acceptance for Payment and Payment for Shares.......................    4
  Section 3.       Procedure for Tendering Shares......................................    6
  Section 4.       Withdrawal Rights...................................................    8
  Section 5.       Certain U.S. Federal Income Tax Matters.............................    9
  Section 6.       Price Range of Shares; Dividends....................................   10
  Section 7.       Certain Information Concerning the Company..........................   10
  Section 8.       Certain Information Concerning the Purchaser and Sherwin-Williams...   14
  Section 9.       Source and Amount of Funds..........................................   16
  Section 10.      Background of the Offer; Contacts with the Company..................   17
  Section 11.      Purpose of the Offer; Merger Agreement; Shareholder Option
                   Agreement; Plans for the Company....................................   18
  Section 12.      Dividends and Distributions.........................................   26
  Section 13.      Effect of the Offer on the Market for the Shares, Stock Exchange
                   Listing and Exchange Act Registration...............................   26
  Section 14.      Certain Conditions of the Offer.....................................   28
  Section 15.      Certain Legal Matters and Regulatory Approvals......................   30
  Section 16.      Fees and Expenses...................................................   33
  Section 17.      Miscellaneous.......................................................   33
SCHEDULE I -- Information Concerning the Directors and Executive Officers of
                     Sherwin-Williams and the Purchaser................................  S-1
SCHEDULE II -- Certain Information Required to be Given to Shareholders
                     Pursuant to New York Law..........................................  S-5

TO: THE HOLDERS OF COMMON STOCK OF
    PRATT & LAMBERT UNITED, INC.:

                                  INTRODUCTION

     SWACQ, Inc. (the "Purchaser"), a New York corporation and a wholly-owned subsidiary of The Sherwin-Williams Company, an Ohio corporation ("Sherwin-Williams"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Pratt & Lambert United, Inc., a New York corporation (the "Company"), and the associated Common Stock Purchase Rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement dated as of January 31, 1989 (as amended, the "Rights Agreement"), between the Company and Mellon Securities Trust Company, as Rights Agent (the "Rights Agent"), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer"). Unless the context requires otherwise, all references in this Offer to Purchase to "Shares" shall be deemed to refer also to the associated Rights, and all references to "Rights" shall be deemed to include all benefits that may inure to the shareholders of the Company or to holders of the Rights pursuant to the Rights Agreement. Based on information provided by the Company, the Purchaser believes that one Right is currently associated with each Share.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least two-thirds of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). The Company has informed the Purchaser that as of November 3, 1995, there were 10,704,276 Shares issued and outstanding and 704,850 shares of Common Stock reserved for issuance upon exercise of the outstanding options granted under the Company's stock option plans, and that no other voting stock of the Company is outstanding. Based on this information, the Purchaser believes that the Minimum Condition will be satisfied if the Purchaser acquires at least 7,606,084 Shares in the Offer. Certain other conditions to the Offer are described in Section 14. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer, including the Minimum Condition.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 4, 1995 (the "Merger Agreement"), by and among the Company, Sherwin-Williams and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Sherwin-Williams. Thereupon, each outstanding Share (other than treasury Shares, Shares held by Sherwin-Williams, the Purchaser or any other subsidiary of Sherwin-Williams, and Shares held by shareholders, if any, who properly exercise appraisal rights) will be converted into and represent the right to receive $35.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. See Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS APPROVED EACH OF THE OFFER AND THE MERGER, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR AND IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT (I) ALL SHAREHOLDERS WHO WISH TO RECEIVE CASH FOR THEIR SHARES DURING 1995 TENDER THEIR SHARES PURSUANT TO THE OFFER, AND (II) ALL SHAREHOLDERS TENDER THEIR SHARES IN THE EVENT THE OFFER IS EXTENDED BEYOND DECEMBER 31, 1995.

     The Company has advised Sherwin-Williams that Merrill Lynch & Co. ("Merrill Lynch"), financial advisor to the Company, has delivered to the Board of Directors its written opinion dated November 3, 1995 that, as of such date and based upon its review and analysis and subject to the limitations set forth therein, the $35.00 per Share cash consideration to be received by the holders of Shares pursuant to the Offer and the

Merger is fair to such holders from a financial point of view. A copy of the opinion of Merrill Lynch, setting forth the assumptions made, factors considered and scope of the review undertaken by Merrill Lynch, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders concurrently herewith. Shareholders are urged to read the full text of that opinion.

     The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer or the purchase of Option Shares pursuant to the Shareholder Option Agreement (each as defined below), and from time to time thereafter, Sherwin-Williams shall be entitled to designate on the Board of Directors up to such number of directors, rounded up to the next whole number, as will give Sherwin-Williams representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Sherwin-Williams and the Purchaser (including the Options Shares) bears to the total number of Shares outstanding. In the Merger Agreement, the Company, subject to certain limitations (see Section 11), has agreed to take all action necessary to cause Sherwin-Williams' designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignation of incumbent directors or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11 and Section 14. Under the Company's Restated Certificate of Incorporation and the New York Business Corporation Law ("New York Law"), except as otherwise described below, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least two-thirds of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholders.

     Under New York Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Sherwin-Williams and the Purchaser intend to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's shareholders is required under New York Law, a longer period of time will be required to effect the Merger. See Section 11.

     Simultaneously with the execution and delivery of the Merger Agreement, Raymond D. Stevens, Jr. and Jules F. Knapp, each of whom is a director of the Company, and certain other shareholders (some of whom are also directors) of the Company (collectively, the "Option Shareholders") each entered into a Stock Option, Pledge and Security Agreement, dated as of November 4, 1995, with Sherwin-Williams and the Purchaser (the "Shareholder Option Agreement"). The Shareholder Option Agreement covers 4,563,651 Shares (the "Option Shares") collectively owned by the Option Shareholders, representing approximately 40% of the outstanding Shares calculated on a fully diluted basis. Pursuant to the Shareholder Option Agreement, each of the Option Shareholders has granted to Sherwin-Williams and the Purchaser an irrevocable option to purchase such Option Shareholder's Option Shares for $35.00 per Option Share in cash, which option is exercisable by Sherwin-Williams or the Purchaser on or after January 2, 1996, as well as an irrevocable proxy to vote such Option Shares. In addition, the Option Shareholders have agreed to tender the Option Shares into the Offer under certain circumstances. Sherwin-Williams and the Purchaser do not know if any Option Shares will be tendered in response to the Offer prior to January 2, 1996, although they have been advised that certain of the Option Shareholders presently do not expect to tender their Shares until 1996. Sherwin-Williams and the Purchaser have agreed in the Merger Agreement that the Purchaser will either
(i) accept for payment, not later than 5:00 p.m., New York time, on December 31, 1995, all Shares validly tendered and not withdrawn on or prior to such date, or
(ii) extend the Offer so as to expire not earlier than 5:00 p.m., New York time, on January 5, 1996. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 below. For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 8, 1995, unless and until the Purchaser, in its sole discretion (subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 14 below. If these or any of the other conditions referred to in Section 14 are not satisfied or any events specified in Section 14 have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but is not obligated) (i) to decline to purchase any of the Shares tendered in the Offer, terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) to waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) to delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the event that the Purchaser waives any of the conditions set forth in
Section 14, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

     The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the Depositary; provided, however, that except for one discretionary ten business day extension, the Offer may not be extended beyond any scheduled Expiration Date unless any of the conditions specified in Section 14 shall not have been satisfied; and further provided that notwithstanding the foregoing, the Offer may not be extended beyond January 31, 1996 unless (i) the FTC or the Antitrust Division (each as defined below) shall have requested additional information from Sherwin-Williams or the Company or any of their respective affiliates, in which case the Offer may be extended as necessary to comply with such request up to, but in no event later than, June 30, 1996, or (ii) at the time of extension an Acquisition Proposal (as defined in Section 11) exists. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

     The Merger Agreement provides that the Purchaser may modify the terms of the Offer except that, without the consent of the Company, the Purchaser will not decrease the purchase price paid in the Offer, decrease the number of Shares sought in the Offer, change the form of consideration payable in the Offer, make any other change which is materially adverse to the holders of Shares or modify or add to the conditions set forth in Section 14.

     Subject to the applicable regulations of the Commission, the Purchaser also reserves the right, in its sole discretion, at any time and from time to time,
(i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 below or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, then the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 14, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any other regulatory approvals specified in Section 15.

     Sherwin-Williams intends to file on the date hereof with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the

HSR Act applicable to the Offer would expire at 12:00 Midnight, New York City time, on November 24, 1995, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Sherwin-Williams. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Sherwin-Williams with such request. Thereafter, the waiting period may be extended by court order or by consent of Sherwin-Williams. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates," which term shall also include the related certificates for Rights (the "Rights Certificates"), if any have been distributed to shareholders) or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message from a Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (ii) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting those payments to shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to exercise and duly exercises withdrawal rights as described in Section 4, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or return those Shares promptly after termination or withdrawal of the Offer.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the tendering shareholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO SHAREHOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, REGARDLESS OF WHETHER THOSE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     SECTION 3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and (ii) either (a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(b) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at such Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17A(b)-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or a shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then such shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within five New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     None of the Purchaser, Sherwin-Williams, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints the Purchaser, its officers and its designees, and each of them, as the shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares on or after November 4, 1995). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to the Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective). The Purchaser, its officers and its designees will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each shareholder surrendering Shares in the Offer must provide the payor of such cash with the shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the shareholder is not subject to backup withholding. Certain shareholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that such shareholder is the owner of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     SECTION 4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 8, 1996. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser, and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Sherwin-Williams, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     SECTION 5. CERTAIN U.S. FEDERAL INCOME TAX MATTERS. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and persons who received payments in respect of options to acquire Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, a tendering shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer or the Merger and the shareholder's adjusted tax basis in the Shares tendered and purchased pursuant to the Offer or the Merger. Gain or loss is computed separately for each block of Shares (Shares which were purchased at the same time and price) sold. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses.

     Under present law, long-term capital gains recognized in 1995 are taxable at a maximum rate of 28% for individuals and 35% for corporations, whereas ordinary income is taxable at a maximum rate of 39.6% for individuals and 35% for corporations. Proposals have recently been introduced in the House of Representatives and the Senate to reduce the effective tax rates applicable to net long-term capital gains for individuals by 50%. In addition, the Senate proposal and the House proposal would reduce the maximum corporate rates for long-term capital gains to 28% and 25%, respectively. Additionally, the proposals would further limit the deduction for long-term capital losses. The House proposal would apply generally to transactions effected after December 31, 1994, whereas the Senate proposal would apply generally to transactions effected after October 13, 1995. Therefore, if these proposals were enacted into law, gains from sales of Shares pursuant to the Offer which constituted long-term capital gains would generally be taxed at reduced effective tax rates. There can be no assurance that these proposals will be enacted and, if they are enacted, the effective dates of the proposals or the particular type of transactions or assets to which the proposals apply or other aspects of the proposals could be modified. If the proposals were enacted with an effective date subsequent to the Expiration Date of the Offer, sales of Shares pursuant to the Offer which constituted long-term capital gains would be taxed at the higher rates currently in effect. Shareholders should consult their tax advisors about the impact of this proposed legislation.

     To the extent that the Company or any of its subsidiaries own or lease real property in New York State, New York City or other jurisdictions that impose real property transfer or gains taxes, the New York State Real Property Transfer Gains Tax, the New York State Real Estate Transfer Tax, the New York City Real Property Transfer Tax or other real property transfer or gains taxes may apply to the sale or exchange of Shares by a shareholder pursuant to the Offer and/or the Merger. Although the Purchaser expects that any such taxes will be paid by the Company on behalf of the shareholders, such payment may be treated as additional consideration paid to each shareholder in proportion to the number of Shares sold by such shareholder. In such case, the amount of such additional consideration generally would be offset by treatment of the tax as additional selling expenses incurred by the shareholder. Accordingly, the payment of such taxes by the Purchaser should have no effect on the amount of gain or loss recognized by a shareholder.

     As noted in Section 3 above, under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each shareholder surrendering Shares in the Offer must provide the payor of such cash with the shareholder's correct TIN on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the shareholder is not subject to backup withholding.

     SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares currently are listed and principally traded on the NYSE, and prior to December 7, 1994, the Shares were listed on the American Stock Exchange (the "ASE"). Based on information provided by the Company, the following table sets forth, for the quarters indicated, (i) the high and low sale prices per Share on the NYSE and the ASE, as applicable, and (ii) the amounts of cash dividends paid per Share for each quarter.

                                                              HIGH     LOW      DIVIDENDS
                                                              ----     ----     ---------
     Fiscal Year Ended December 31, 1993:
       First Quarter........................................  $16 7/8  $14 5/8    $0.14
       Second Quarter.......................................  16 7/8   15 1/4      0.14
       Third Quarter........................................  20 1/4   15 1/4      0.15
       Fourth Quarter.......................................  20 3/8   16 3/4      0.15
     Fiscal Year Ended December 31, 1994:
       First Quarter........................................  20 1/8   16 3/4      0.15
       Second Quarter.......................................  18 3/8     15        0.15
       Third Quarter........................................  19 7/8   14 3/4      0.15
       Fourth Quarter.......................................  20 3/8   17 5/8      0.15
     Fiscal Year Ending December 31, 1995:
       First Quarter........................................  21 1/4   17 1/2      0.15
       Second Quarter.......................................  23 15/16 19 3/4      0.15
       Third Quarter........................................  24 5/8     21        0.16
       Fourth Quarter (through November 3)..................  24 1/4   20 3/4        --

     On November 3, 1995, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share on the NYSE was $20 3/4. On November 8, 1995, the last full day of trading prior to commencement of the Offer, the reported closing sale price per share on the NYSE was $34 3/4. The Offer represents a premium of approximately 69% over the closing sale price of $20 3/4 on November 3, 1995. In addition, on November 7, 1995, the Company declared a regular quarterly dividend of $0.16 payable on January 2, 1996 to holders of record on November 16, 1995. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY. Unless otherwise indicated, the information concerning the Company contained in this Offer to Purchase, including financial information (except the information described below under "Certain Company Projections"), has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor Sherwin-Williams assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the

Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Sherwin-Williams.

     General. The Company is a New York corporation and is the successor to certain corporations, the first of which was organized in 1849. The Company's principal executive offices are located at 75 Tonawanda Street, Buffalo, New York 14207, and its telephone number at such offices is (716) 873-6000.

     Based on information provided by the Company, the Company is principally engaged in the development, production and sale of paint and specialty chemicals, comprised of industrial coatings and adhesives. Ancillary to the Company's distribution of paint, the Company manufactures and purchases for resale a variety of sundry products, primarily brushes and rollers.

     In August 1994, the Company merged (the "UCI Merger") with United Coatings, Inc. ("UCI"), a leading producer of paint for the private label market. In that merger, the Company purchased all of UCI's outstanding stock for 5,000,000 shares of the Company's Common Stock, approximately $17,000,000 in cash and the assumption of UCI's debt.

     Financial Information. Set forth below is certain selected consolidated financial information for the Company's last three fiscal years, which has been derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Company Form 10-K") and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995 (the "Company Form 10-Q"). More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the Company Form 10-K and the Company Form 10-Q and other documents filed by the Company with the Commission. The following financial information is qualified in its entirety by reference to the Company Form 10-K and the Company Form 10-Q and other documents, including the financial statements and related notes contained therein. The Company Form 10-K and the Company Form 10-Q and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth under "Available Information" below.

                          PRATT & LAMBERT UNITED, INC.

                   SELECTED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   SIX MONTHS
                                              FISCAL YEAR ENDED DECEMBER 31,     ENDED JUNE 30,
                                              ------------------------------   -------------------
                                              1994(1)      1993       1992     1995(1)      1994
                                              --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Net Sales.................................... $328,901   $241,761   $235,628   $247,626   $126,034
Costs of Sales...............................  231,915    160,603    157,120    182,953     85,429
Gross Profit.................................   96,986     81,158     78,508     64,673     40,605
Selling, Administrative and General
  Expenses...................................   84,571     69,993     68,285     47,975     35,126
Income From Operations.......................   12,415     11,165     10,223     16,698      5,479
Other Expense (Income).......................    2,603        959      1,499      3,129        619
Income Before Taxes on Income................    9,812     10,206      8,724     13,569      4,860
Net Income...................................    5,517      6,211      5,163      7,627      2,960
Net Income Per Share (primary)...............     0.71       1.10       0.92       0.71       0.52
Net Income Per Share (fully diluted).........     0.70       1.09       0.92       0.70       0.52

---------------
(1) Only the December 31, 1994 and June 30, 1995 results include the sales and earnings of UCI, which merged with the Company on August 4, 1994.

                          PRATT & LAMBERT UNITED, INC.

                      SELECTED CONSOLIDATED BALANCE SHEETS
                                   (IN THOUSANDS)

                                                  AT DECEMBER 31,                 AT JUNE 30,
                                          --------------------------------    --------------------
                                          1994(1)       1993        1992      1995(1)       1994
                                          --------    --------    --------    --------    --------
                                                                              (UNAUDITED)
Current Assets........................... $138,329    $ 86,623    $ 78,159    $165,920    $ 95,551
Property, Plant and Equipment
  (net of depreciation)..................   46,358      34,807      34,204      49,292      36,714
Other Assets.............................  106,856       6,848       7,089     108,125       7,220
Total Assets.............................  291,543     128,278     119,452     323,337     139,485
Current Liabilities......................   73,199      43,893      36,958     101,142      52,859
Long-Term Debt...........................   71,103      20,069      21,363      71,124      21,329
Shareholder's Equity.....................  140,396      59,774      56,524     144,749      60,593

---------------
(1) Reflects the effects of the UCI Merger.

     In addition, on November 6, 1995, the Company issued a press release from which the following information concerning the Company's interim operating results for the nine months ending September 30, 1995 was derived:

                                                                              NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                         ---------------------
                                                                         1995(1)        1994
                                                                         --------     --------
                                                                              (UNAUDITED)
Net Sales..............................................................  $373,391     $228,667
Costs of Sales.........................................................   275,784      157,237
Gross Profit...........................................................    97,607       71,430
Selling, Administrative and General Expenses...........................    72,037       58,169
Income From Operations.................................................    25,570       13,261
Other Expense (Income).................................................     4,719        1,176
Income Before Taxes on Income..........................................    20,851       12,085
Net Income.............................................................    11,718        7,194
Net Income Per Share (primary).........................................      1.08         1.06
Net Income Per Share (fully diluted)...................................      1.08         1.05

---------------
(1) The 1995 results include the sales and earnings of UCI, which merged with the Company on August 4, 1994. The 1994 results reported above reflect only Pratt & Lambert, Inc.'s sales and earnings through the effective date of the UCI Merger, and the sales and earnings of the combined companies from August 5, 1994 through the end of the period.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Company Projections. In the course of the discussions between representatives of Sherwin-Williams and the Company (see Section 10), certain projections of future operating performance were furnished to Sherwin-Williams' representatives. Set forth below is a summary of those projections. The projections should be read together with the financial statements of the Company referred to herein.

                          PRATT & LAMBERT UNITED, INC.

                        PROJECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                       1995         1996         1997         1998
                                     --------     --------     --------     --------
Net Sales........................    $480,000     $521,278     $566,339     $615,549
Gross Profit.....................     127,500      140,713      155,143      169,237
Earnings Before Income Taxes,
  Depreciation and
  Amortization...................      40,800       48,298       56,472       61,466
Depreciation and Amortization....     (10,000)     (10,220)     (10,451)     (10,694)
Earnings Before Income Taxes.....      30,800       38,078       46,021       50,772
Income Before Income Taxes.......      24,100       32,293       40,649       46,040
                                     --------     --------     --------     --------
Net Income.......................    $ 13,500     $ 18,431     $ 23,487     $ 26,748
                                     ========     ========     ========     ========
Depreciation and Amortization....      10,000       10,220       10,451       10,694
Capital Expenditures.............     (11,000)     (11,000)      (8,000)      (8,500)
Change in Working Capital........       1,475       (4,385)      (4,768)      (5,318)
                                     --------     --------     --------     --------
Net Cash Flow....................    $ 13,975     $ 13,266     $ 21,170     $ 23,624
                                     ========     ========     ========     ========

     According to the Company, the primary assumptions used to prepare the foregoing projections were as follows: (i) growth in gross domestic product in the range of 2% to 3%; (ii) an inflation rate of approximately 3%; (iii) an estimate by the Company's management, based on the Company's history and current marketing programs, as to unit growth; (iv) realization of approximately $13,000,000 in cost reductions specifically identified by the Company; (v) continued margins at the 1995 levels, subject to modifications based on the assumptions specified in (i) - (iv); (vi) an interest rate of 7%; (vii) modest annual improvement in working capital turnover; and (viii) an increase in per Share dividends of 5% per year.

     The foregoing projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Sherwin-Williams. None of Sherwin-Williams, the Purchaser, the Company or any of their respective financial advisors assumes any responsibility for the accuracy of these projections. Although presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

     SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND SHERWIN-WILLIAMS. The Purchaser, a newly incorporated New York corporation and a wholly-owned subsidiary of Sherwin-Williams, was organized in connection with the Offer and has not carried on any activities to date other than in connection with the Offer, the Merger Agreement and the Shareholder Option Agreement. The principal executive offices of the Purchaser and Sherwin-Williams are located at 101 Prospect Avenue, N.W., Cleveland, Ohio 44115, and the telephone number at such offices is (216) 566-2000.

     Sherwin-Williams, which was first incorporated under the laws of the State of Ohio eighteen years after its founding in 1866, is engaged in the manufacture, distribution and sale of coatings and related products, including paint, motor vehicle finish and refinish products, spray paint and paint applicators, to professional, industrial, commercial and retail customers, principally throughout North America. Sherwin-Williams' business is divided into three segments: the Paint Stores Segment, which exclusively distributes Sherwin-Williams(R) branded products and related items; the Coatings Segment, which participates in the manufacture, distribution and/or sale of coatings and related products; and the Other Segment, which is responsible for the acquisition, development, leasing and management of properties for use by Sherwin-Williams and others. Principal trademarks and trade names used by Sherwin-Williams' Paint Stores and Coatings Segments include Sherwin-Williams(R), Dutch Boy(R), Kem-Tone(R), Martin-Senour(R), Cuprinol(R), Old Quaker, Acme(R), Standox(R), Krylon(R), Rubberset(R), Dupli-Color(R), White Lightning(R), H&C(R) and Con-Lux(R).

     Sherwin-Williams is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Sherwin-Williams' directors and officers, their remuneration, stock options granted to them, the principal holders of Sherwin-Williams' securities and any material interests of such persons in transactions with Sherwin-Williams is required to be disclosed in such proxy statements and distributed to Sherwin-Williams' stockholders and filed with the Commission. These reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission and the NYSE in the same manner as set forth with respect to information about the Company in
Section 7.

     Set forth below is certain selected consolidated financial information relating to Sherwin-Williams and its subsidiaries for Sherwin-Williams' last three fiscal years, which has been derived from the financial statements contained in Sherwin-Williams' Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed by Sherwin-Williams with the Commission and from a press release issued by Sherwin-Williams on October 16, 1995 reporting Sherwin-Williams' interim results for the nine months ended September 30, 1995. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by Sherwin-Williams with the Commission. The following financial information is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein.

                          THE SHERWIN-WILLIAMS COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              NINE MONTHS
                                       YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                  ----------------------------------     ---------------------
                                    1994         1993         1992         1995         1994
                                  --------     --------     --------     --------     --------
                                                                              (UNAUDITED)
INCOME STATEMENT DATA:
Net Sales.....................    $3,100.1     $2,949.3     $2,747.8     $2,532.9     $2,396.4
Income Before Income Taxes and
  the Cumulative Effects of
  Changes in Accounting
  Methods(1)..................       298.5        264.4        226.0        264.9        249.4
Income Before the Cumulative
  Effects of Changes in
  Accounting Methods(1).......       186.6        165.2        144.6        166.9        155.9
Net Income....................       186.6        165.2         62.9        166.9        155.9
Income Per Share Before the
  Cumulative Effects of
  Changes in Accounting
  Methods(1)..................        2.15         1.85         1.63         1.95         1.79
Net Income Per Share..........        2.15         1.85          .71         1.95         1.79

                                           AT DECEMBER 31,                 AT SEPTEMBER 30,
                                  ----------------------------------     ---------------------
                                    1994         1993         1992         1995         1994
                                  --------     --------     --------     --------     --------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash & Short-Term
  Investments(2)..............    $  251.4     $  269.8     $  167.7     $  216.3     $  147.6
Total Current Assets..........     1,188.6      1,151.1        988.2      1,282.9      1,149.5
Total Non-Current Assets......       773.4        763.6        741.7        826.6        774.4
Total Assets..................     1,962.0      1,914.7      1,729.9      2,109.5      1,923.9
Total Current Liabilities.....       597.0        553.6        490.1        618.1        559.2
Long-Term Debt................        20.5         37.9         60.1         22.7         20.5
Other Long-Term Liabilities...       291.2        290.0        273.8        290.0        287.7
Total Liabilities.............       908.7        881.5        824.0        930.8        867.4
Shareholders' Equity..........     1,053.3      1,033.2        905.9      1,178.7      1,056.5

---------------
(1) The cumulative effects of changes in accounting methods resulted from the adoption of new accounting standards for Postretirement Benefits and Income Taxes effective January 1, 1992.
(2) Cash and short-term investments are typically lower at September 30 than December 31 due to the seasonality of inventories and paint sales.

     The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser and Sherwin-Williams are set forth in Schedule I to this Offer to Purchase.

     Except for the Option Shares, none of the Purchaser, Sherwin-Williams nor, to the best knowledge of the Purchaser and Sherwin-Williams, any of the persons listed on Schedule I or any associate or majority-owned subsidiary of the Purchaser, Sherwin-Williams or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, Sherwin-Williams nor, to the best knowledge of the Purchaser and Sherwin-Williams, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Various divisions, subsidiaries and affiliates of Sherwin-Williams purchase products from or sell products to various divisions and subsidiaries of the Company, in all cases in amounts which are not material. Except as described in this Offer to Purchase, none of the Purchaser, Sherwin-Williams or, to the best knowledge of the Purchaser and Sherwin-Williams, any of the persons listed on
Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1992, none of the Purchaser, Sherwin-Williams or, to the best knowledge of the Purchaser and Sherwin-Williams, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1992 there have been no contacts, negotiations or transactions between any of Sherwin-Williams, the Purchaser or, to the best knowledge of the Purchaser and Sherwin-Williams, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     SECTION 9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser and Sherwin-Williams to consummate the Offer and the Merger (including the cash out of stock options as described in Section 11) and to pay related fees and expenses is estimated to be approximately $405 million. The Company reported that at June 30, 1995, its total debt was $100,864, some or all of which may be accelerated as a result of the Offer or the Merger. In the event any such debt is accelerated, the Purchaser and Sherwin-Williams will require additional funds to repay that debt.

     The Purchaser will obtain all necessary funds through capital contributions to be made by Sherwin-Williams. Sherwin-Williams has sufficient funds available to it, from cash on hand and under its existing revolving credit facilities and other sources, to fully fund all of its requirements and the Purchaser's requirements in connection with the Offer and the Merger. Sherwin-Williams anticipates, however, that it will fund those requirements principally with cash on hand and drawings under two of its existing credit facilities ("Facilities"), each by and among Sherwin-Williams, as borrower, and a syndicate of financial institutions for which Bank of America National Trust and Savings Association ("BOA") acts as administration agent. Sherwin-Williams may borrow up to an aggregate amount of $100 million under one of the Facilities and up to an aggregate amount of $250 million under the other Facility, in each case for working capital and other corporate purposes. Loans under the $100 million Facility can be made, at Sherwin-Williams' election, either as revolving credit loans or as "money market rate" loans. Loans under the $250 million Facility can be made, at Sherwin-Williams' election, either as revolving credit loans or as two-year term loans. As of November 9, 1995, Sherwin-Williams had no outstanding borrowings under either of the Facilities.

     Sherwin-Williams' ability to borrow under the Facilities is conditioned on compliance with certain covenants and satisfaction of certain other requirements. Sherwin-Williams believes that these conditions will be satisfied and that funds will be available prior to the time that funds are required to pay for Shares tendered in the Offer.

     Revolving credit loans under each Facility bear interest, at Sherwin-Williams' election, (i) at a rate equal to the higher of the rate publicly announced from time to time by BOA as its reference rate (the "Reference Rate") and the rate set forth in the weekly statistical release designated H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor) on the date published plus 50 basis points (the "Federal Rate"); or (ii) at rates based on the London interbank offered rate ("LIBOR") plus a margin based on Sherwin-Williams' senior unsecured long-term debt ratings at the time of an advance, ranging from 13 to 25 basis points under the $250 million Facility or 15 to 26 basis points under the $100 million Facility. Term loans under the $250 million Facility bear interest, at Sherwin-Williams' election, (i) at a rate equal to the Reference Rate or the Federal Rate or (ii) at rates based on LIBOR plus the applicable margin based on Sherwin-Williams' senior unsecured non-credit long-term debt rating at the time of an advance, ranging from 13 to 25 basis points.

     Sherwin-Williams expects that it will repay any amounts borrowed under the Facilities with cash flow from operations.

     THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING.

     SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In mid-July 1995, Merrill Lynch, the Company's financial advisor, contacted Sherwin-Williams on behalf of the Company and indicated that Merrill Lynch had been retained by the Company to explore whether certain companies may be interested in acquiring the Company at a substantial price. Merrill Lynch indicated that, if based upon a review of publicly available information, Sherwin-Williams would be interested in pursuing such an acquisition of the Company, Merrill Lynch would arrange a meeting between the senior management of the Company and the senior management of Sherwin-Williams. Over the course of the next month, Sherwin-Williams reviewed publicly available information concerning the Company and considered the feasibility and desirability of undertaking an acquisition of the Company. In early August 1995, Sherwin-Williams called Merrill Lynch and indicated that, based on its review of publicly available information, Sherwin-Williams was interested in pursuing an acquisition of the Company.

     On August 14, 1995, Sherwin-Williams sent Merrill Lynch a written request for certain non-public information relating to the Company for the purpose of validating certain assumptions made by Sherwin-Williams in analyzing and evaluating the Company. Also on August 14, 1995 and in connection with Sherwin-Williams' request, Merrill Lynch sent Sherwin-Williams a confidentiality and standstill agreement. Sherwin-Williams executed and delivered that agreement to Merrill Lynch on August 22, 1995, prior to receiving any non-public information from the Company or Merrill Lynch.

     Over the course of the following month, the Company and Merrill Lynch furnished Sherwin-Williams with various public and non-public information concerning the Company and its business operations. On September 28, 1995, representatives of the senior management of Sherwin-Williams met with representatives of the senior management of the Company and Merrill Lynch in Buffalo, New York. During such meeting, senior management of the Company made an informational presentation of the Company's business and operations to Sherwin-Williams' senior management. From September 28, 1995 through October 24, 1995, the Company and Merrill Lynch continued to provide Sherwin-Williams with additional information concerning the Company, and Sherwin-Williams and Merrill Lynch had a series of discussions concerning the due diligence process.

     On October 25, 1995, Sherwin-Williams delivered a letter to the Company proposing to acquire all of the outstanding Shares at a purchase price of $32.00 in cash per Share. Sherwin-Williams' letter stated that Sherwin-Williams would require a break-up fee of $20 million and the reimbursement of expenses, as well as agreements from certain of the Company's principal shareholders granting options to Sherwin-Williams to purchase all Shares owned by such persons. Sherwin-Williams also conditioned its interest in pursuing the transaction upon Sherwin-Williams' review of certain due diligence items and the parties' negotiation and execution of a definitive merger agreement. In addition, Sherwin-Williams attached to the letter a copy of a proposed merger agreement and a proposed stock option agreement. Sherwin-Williams requested a response from the Company by 5:00 p.m. on October 27, 1995.

     During the afternoon on October 26, 1995, Merrill Lynch, on behalf of the Company, contacted Sherwin-Williams and informed Sherwin-Williams that neither the Company's management nor its principal shareholders would be prepared to recommend the $32.00 price offered by Sherwin-Williams. Merrill Lynch also indicated that the Company believed the $20 million break-up fee requested by Sherwin-Williams was excessive and that it did not know whether the principal shareholders of the Company would enter into the requested tender and option agreement. Later that afternoon, Sherwin-Williams sent a letter to Merrill Lynch by facsimile transmission confirming its understanding that the Company had rejected Sherwin-Williams' initial offer and making a new offer of $35.00 per Share with a reduced break-up fee of $15 million. The other terms and conditions of the modified offer were the same as those proposed in Sherwin-Williams' October 25 letter.

     On October 27, 1995, Merrill Lynch indicated that the Company was willing to continue discussions with Sherwin-Williams based upon Sherwin-Williams' revised proposal set forth in its October 26 letter. On October 28 and October 29, 1995, representatives of the Company and representatives of Sherwin-Williams met in Buffalo, New York to discuss and negotiate the terms of the Merger Agreement. At those meetings,representatives of Sherwin-Williams reviewed various due diligence materials provided by the Company. During the week of October 30, 1995, representatives of Sherwin-Williams and the Company had discussions regarding various due diligence matters and issues involving the Merger Agreement.

     On November 3, 1995, the Board of Directors of the Company met and approved the Offer, the Merger Agreement and related matters. The Board of Directors also approved Sherwin-Williams and the Purchaser entering into the Shareholder Option Agreement with the Option Shareholders. On November 4 and November 5, 1995, representatives of the Company and Sherwin-Williams completed their negotiations of the definitive terms of the Merger Agreement and the Shareholder Option Agreement. On November 5, 1995, Sherwin-Williams, the Purchaser and the Company executed the Merger Agreement, and Sherwin-Williams, the Purchaser and the Option Shareholders executed the Shareholder Option Agreement. On November 6, 1995, Sherwin-Williams and the Company jointly announced the transaction.

     SECTION 11. PURPOSE OF THE OFFER; MERGER AGREEMENT; SHAREHOLDER OPTION AGREEMENT; PLANS FOR THE COMPANY.

     PURPOSE OF THE OFFER. The purpose of the Offer, the Merger, the Merger Agreement and the Shareholder Option Agreement is to enable Sherwin-Williams to acquire control of the entire equity interest of the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Sherwin-Williams. The Offer is being made pursuant to the Merger Agreement.

     MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Sherwin-Williams' Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 7 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may modify the terms of the Offer, including without limitation, except as provided below, extending the Offer beyond any scheduled Expiration Date, except that, without the written consent of the Company, the Purchaser will not decrease the purchase price paid in the Offer, decrease the number of Shares sought in the Offer, change the form of consideration payable in the Offer, make any other change which is materially adverse to the holders of Shares or modify or add to the conditions of the Offer specified in Section 14. Notwithstanding the foregoing, except for one discretionary ten business day extension, the Offer may not be extended beyond any scheduled Expiration Date unless any of the conditions specified in Section 14 shall not have been satisfied; provided, however, that the Offer may not be extended beyond January 31, 1996 unless (i) the FTC or the Antitrust Division shall have requested additional information from Sherwin-Williams or the Company or any of their respective affiliates, in which case the Offer may be extended as necessary to comply with such request up to, but in no event later than, June 30, 1996, or
(ii) at the time of extension an Acquisition Proposal (as defined below) exists. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with New York Law, the Purchaser shall be merged with and into the Company as soon as practicable after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Effective Time"). The Merger shall become effective upon the filing of a Certificate of Merger with the Department of

State of the State of New York (or such later date as is specified in the Certificate of Merger). As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Shares owned directly or indirectly by Sherwin-Williams or any of its subsidiaries or by the Company as treasury stock, and other than Shares owned by shareholders who have properly exercised rights of appraisal under Sections 623 and 910 of New York Law) will be converted into the right to receive $35.00 per Share, without interest, and each issued and outstanding share of common stock of the Purchaser will be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation (which will constitute the only issued and outstanding capital stock of the Surviving Corporation).

     The Merger Agreement provides that the certificate of incorporation and by-laws of the Purchaser at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation, and the officers of the Purchaser at the Effective Time will be the officers of the Surviving Corporation.

     In anticipation of entering into the Merger Agreement, the Company and the Rights Agent executed an amendment (the "Rights Amendment") to the Rights Agreement (i) to render the Rights Agreement inapplicable with respect to the Offer, the Merger and the entering into, and performance by, Sherwin-Williams and the Purchaser of the Shareholder Option Agreement and the other transactions contemplated by the Merger Agreement, (ii) to prevent the Merger Agreement, the Shareholder Option Agreement or the consummation of any of the transactions contemplated thereby, including without limitation, the Offer and the consummation of the Offer and the Merger, from resulting in the occurrence of a Distribution Date (as defined in the Rights Agreement) and (iii) to provide that none of Sherwin-Williams, the Purchaser or any of their affiliates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) by reason of the transactions provided for in the Merger Agreement and the Shareholder Option Agreement. The Rights Amendment renders the Rights inoperative with respect to any acquisition of Shares by Sherwin-Williams, the Purchaser or any of their affiliates pursuant to the Offer, the Merger Agreement and/or the Shareholder Option Agreement.

     The Company's Board of Directors. The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer or the purchase of Option Shares pursuant to the Shareholder Option Agreement, and from time to time thereafter, Sherwin-Williams will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Sherwin-Williams and the Purchaser (including the Option Shares) bears to the total number of Shares then outstanding, and the Company has agreed to take all action necessary to cause the Sherwin-Williams' designees to be elected or appointed to the Company's Board of Directors (including to cause directors to resign). Notwithstanding the foregoing, until the Effective Time, the Company has agreed to use reasonable efforts to retain as members of the Board of Directors at least two directors who are directors of the Company on the date of the Merger Agreement ("Company Designees"). In the event of the resignation of any or all of the Company Designees, the remaining Company Designees (or, if no other Company Designee shall remain on the Board, the last resigning Company Designee) have the right to appoint a successor or successors to serve as Company Designees. Sherwin-Williams and the Purchaser have agreed to cause each such appointment to become effective. The Company's obligation to appoint the Sherwin-Williams' designees to the Board of Directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement also provides that following the election or appointment of Sherwin-Williams' designees to the Company's Board of Directors any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Purchaser or Sherwin-Williams under the Merger Agreement, any waiver of any condition to the obligations of the Company or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the directors of the Company then in office who are Company Designees; provided, that if there are no such directors, such actions may be effected by majority vote of the entire Board of Directors.

     Shareholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of voting upon the Merger Agreement and the Merger. The Merger Agreement provides that in connection with the Special Meeting, the Company will (i) promptly after the consummation of the Offer prepare and file with the Commission a proxy statement and other proxy materials relating to the Merger and the Merger Agreement and (ii) use its best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. In addition, if requested by Sherwin-Williams or the Purchaser and in anticipation of (and prior to) the purchase of Shares by the Purchaser pursuant to the Offer, the Company will (i) file with the Commission a proxy statement and all other proxy materials, which materials will be prepared by and reasonably acceptable to the Company, and (ii) call the Special Meeting. If the Purchaser acquires at least two-thirds of the outstanding Shares (or if the number of Shares acquired by the Purchaser together with the number of Option Shares total at least two-thirds of the outstanding Shares), the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Company has agreed, subject to the limitations described below under the heading "No Solicitation," to include in the proxy statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Interim Operations. In the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to by Sherwin-Williams, prior to the Effective Time the business of the Company and its subsidiaries shall be conducted only in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in substantial compliance with all applicable laws and regulations, and, to the extent consistent therewith, the Company and each of its subsidiaries will use its reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business relationships with it. In addition, except as expressly contemplated by the Merger Agreement or agreed to by Sherwin-Williams, without the prior written consent of Sherwin-Williams each of the Company and its subsidiaries will not: (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except that the Company may continue the declaration and payment of regular quarterly cash dividends on its Common Stock of not more than $0.16 per share of Common Stock;
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities; (iv) issue, grant, deliver or sell, or authorize or propose the issuance, delivery or sale of, pledge or otherwise encumber any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire any such shares, voting debt or convertible securities other than to the Purchaser pursuant to the Merger Agreement and the Offer (other than in connection with the exercise of Company Stock Options outstanding on the date of the Merger Agreement); (v) amend or propose to amend its Restated Certificate of Incorporation or By-Laws or any other organizational or charter document; (vi) directly or indirectly, (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any person, or (b) acquire or agree to acquire any assets, in either case other than in the ordinary course of business and consistent with past practices; (vii) except in the ordinary course of business and consistent with past practices, sell, lease, license, encumber or otherwise dispose of any of its assets, other than as may be required by law or to consummate the transactions contemplated by the Merger Agreement; (viii) incur any indebtedness for borrowed money under existing credit facilities exceeding in the aggregate $135,000,000, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, other than the extension of trade credit in the ordinary course of business and consistent with past practices; (ix) enter into, adopt, amend (except as may be required by law or regulation) or terminate any Benefit Plan (as defined in the Merger Agreement) or other employee benefit plan, or any agreement, arrangement, plan or policy between the Company or any of its subsidiaries and one or more of its directors, officers or employees; (x) except for normal compensation increases in the ordinary course of business and consistent with past practices (a) increase in any manner the compensation or fringe benefits of any director, officer or employee, (b) pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement, (c) grant any options, stock appreciation rights, phantom stock or performance units, or (d) enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (xi) make or agree to make any capital expenditure in excess of $8,000,000; (xii) make any material tax election or settle or compromise any material tax liability; or (xiii)willfully and/or knowingly (a) take or agree or commit to take any action that would make any representation and warranty of the Company contained in the Merger Agreement inaccurate at, or as of any time prior to, the Effective Time, or (b) omit or agree to omit to take any action necessary and prudent to prevent any such representation or warranty from being inaccurate at any such time.

     No Solicitation. In the Merger Agreement, the Company has agreed that none of the Company, any of its subsidiaries or any of their respective officers, directors, employees, financial advisors, investment bankers, attorneys, or other advisors or representatives will, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of any class of voting securities of the Company or any of its subsidiaries or a substantial portion of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal"), or (ii) engage in negotiations or discussions regarding or disclose any information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to any person that may be considering making, or has made, an Acquisition Proposal. In addition, the Merger Agreement prohibits the Board of Directors of the Company (including any committee thereof) from withdrawing or modifying in a manner adverse to Sherwin-Williams the approval and recommendation of the Offer, the Merger Agreement, the Merger or the Shareholder Option Agreement or approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, the Merger Agreement provides that (i) the Company may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal which either (x) is not subject to a financing contingency and involves the purchase for cash of 100% of the Company's Common Stock at a price per share greater than the purchase price of the Offer or (y) provides for the acquisition of 100% of the Company's Common Stock for consideration, not consisting entirely of cash, which the Company's Board of Directors determines, based on the advice of its financial advisor, is financially superior to the purchase price of the Offer (in the case of either
(x) or (y), a "Superior Proposal"), and (ii) the Board of Directors or any committee thereof may withdraw or modify in a manner adverse to Sherwin-Williams the approval or recommendation of the Merger Agreement, the Offer, the Merger or Shareholder Option Agreement and may approve or recommend any such Superior Proposal, if, in the case of either (i) or (ii), the Board of Directors of the Company determines (and is advised by its outside legal counsel) that the failure to take such action would constitute a breach of its fiduciary duties. The Company has agreed (i) to notify Sherwin-Williams promptly after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, and
(ii) to keep Sherwin-Williams fully informed of the status and details of any such Acquisition Proposal, indication or request.

     Directors' and Officers' Insurance; Indemnification. The Merger Agreement provides that Sherwin-Williams shall maintain in effect, for a period of six years after the Effective Time, the existing policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries, covering those persons who were covered by such policies on the date of the Merger Agreement, with respect to matters arising before the Effective Time; provided that Sherwin-Williams may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the parties covered by such policies. The Merger Agreement provides that Sherwin-Williams shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement, and if the annual premium of such insurance coverage exceeds that amount, Sherwin-Williams shall purchase as much coverage as possible for such amount.

     The Merger Agreement also provides that from and after the Effective Time, Sherwin-Williams and the Surviving Corporation shall indemnify, defend and hold harmless each person who was an officer or director of the Company or any of its subsidiaries on the date of the Merger Agreement or any time prior to the date thereof ("Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person was a director, officer, employee or agent of the Company or any of its subsidiaries (including service as a fiduciary of any employee benefit plan), whether (i) pertaining to any matter existing or occurring at or prior to the Effective Time, to the fullest extent permitted by New York Law, or (ii) based in whole or in part on the Merger Agreement or the transactions contemplated by the Merger Agreement.

     Company Stock Options. Pursuant to the Merger Agreement, immediately prior to the Effective Time, each of the then outstanding employee stock options to purchase Common Stock (the "Company Stock Options") granted under any employee stock option or compensation plan or arrangement of the Company (the "Company Stock Plans"), whether or not then vested or exercisable, shall be cancelled, and each holder of any such Company Stock Option shall be paid by the Company at the Effective Time for each such Company Stock Option an amount in cash (subject to any applicable withholding taxes) determined by multiplying (i) the excess, if any, of the price per Share paid in the Offer over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. In the event any holder of a Company Stock Option who is an employee is terminated by the Company subsequent to the time a majority of the members of the Company's Board of Directors consists of designees of Sherwin-Williams and prior to the cancellation of the Company Stock Options as described above, the Company shall provide such employee the same payment described above, as if such employee had continued employment through the Effective Time, unless a majority of the directors of the Company determines that the employee was terminated as a result of being convicted of a felony involving moral turpitude or theft of Company assets. Prior to the Effective Time, the Company will use its best efforts to obtain any necessary consents and make any amendments to the terms of the Company Stock Plans to the extent such consents or amendments are necessary to give effect to the foregoing. Payment by the Company may be withheld in respect of any Company Stock Option until necessary consents are obtained.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of the Company, Sherwin-Williams and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by New York Law, the Merger Agreement shall have been adopted by the shareholders of the Company in accordance with New York Law;
(ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired or have been terminated; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall be issued which would prohibit the consummation of the Merger; and (iv) Sherwin-Williams or the Purchaser shall have purchased Shares pursuant to the Offer or the Shareholder Option Agreement.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Sherwin-Williams and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, labor relations, conduct of business, employee benefit plans, insurance, compliance with laws, litigation, environmental matters, tax matters, property, contracts and agreements, consents and approvals, opinions of financial advisors, undisclosed liabilities and the absence of certain changes with respect to the Company since December 31, 1994.

     Termination; Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, (i) by the mutual consent of the

Company and Sherwin-Williams; (ii) by the Company (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Sherwin-Williams set forth in the Merger Agreement which breach has not been cured, in the case of a representation or warranty, prior to the Effective Time or, in the case of a covenant or agreement, within thirty days following receipt by Sherwin-Williams of notice of such breach (provided that such right to terminate shall expire on the date on which Sherwin-Williams or the Purchaser beneficially owns a majority of the Shares (including the Option Shares) and Sherwin-Williams' designees constitute the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in the Merger Agreement), or (B) if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction or other order of a court or other authority having jurisdiction preventing the consummation of the Merger shall have become final and non-appealable; (iii) by Sherwin-Williams (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement which breach has not been cured, in the case of a representation or warranty, prior to the Effective Time or, in the case of a covenant or agreement, within thirty days following receipt by the Company of notice of such breach (provided that such right to terminate shall expire on the date on which Sherwin-Williams or the Purchaser beneficially owns a majority of the Shares (including the Option Shares) and Sherwin-Williams' designees constitute the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in the Merger Agreement), (B) if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable, or (C) if Jules F. Knapp, a director of the Company, fails to execute and deliver to Sherwin-Williams a noncompetition agreement within fifteen business days following the execution of the Merger Agreement (which agreement has been executed and delivered as of the date of this Offer to Purchase); (iv) by either the Company or Sherwin-Williams if the Offer has not been consummated by January 31, 1996 (the "Outside Termination Date"); provided that if an HSR Authority shall have requested additional information from any of the parties hereto or any of their affiliates pursuant to 15 U.S.C. Section 18a(e)(1) or the rules and regulations thereunder on or prior to January 31, 1996, Sherwin-Williams may elect to change the Outside Termination Date from time to time, to the extent necessary to satisfy the requirements of the HSR Act provided that the Outside Termination Date will not be later than June 30, 1996 and provided further that the Merger Agreement has not been terminated by the Company pursuant to the terms of the Merger Agreement prior to the date of such election; and further provided that notwithstanding the preceding proviso to the contrary, if an Acquisition Proposal is made prior to the consummation of the Offer, Sherwin-Williams may elect to extend the Outside Termination Date in increments of not more than ten business days, provided that an Acquisition Proposal continues to exist at the time of any such election and the Agreement has not been terminated by the Company prior thereto;
(v) by Sherwin-Williams upon the occurrence of a "Trigger Event" (as defined below); provided that such right to terminate shall expire on the date on which Sherwin-Williams or the Purchaser beneficially owns a majority of the outstanding Shares (including the Option Shares) and Sherwin-Williams' designees constitute the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in the Merger Agreement; (vi) by Sherwin-Williams, if Sherwin-Williams shall have received any communication from an HSR Authority (which communication shall be confirmed to the Company) that causes Sherwin-Williams reasonably to believe that any HSR Authority has authorized the initiation of litigation or an administrative proceeding challenging the transactions contemplated by the Merger Agreement under U.S. antitrust laws, which litigation or administrative proceeding will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (vii) by the Company, if Sherwin-Williams does not commence the Offer within five business days following the public announcement of the terms of the Merger Agreement or if the Offer expires by its terms and the Purchaser (or its assignee) shall not have purchased any Shares pursuant to the Offer; and (viii) by Sherwin-Williams, if (A) the Shareholder Option Agreement is breached by an Option Shareholder or
(B) if the Shareholder Option Agreement (or any material provisions thereof) is terminated or held by a court to be unenforceable for any reason or if the Company or any Option Shareholder asserts or states an intention to assert any such enforceability and, in any such case, as a result thereof, Sherwin-Williams concludes in its reasonable discretion that its ability to consummate the transactions contemplated by the Merger Agreement has been materially impaired or such consummation will be materially delayed or rendered materially more expensive.

     If the Merger Agreement is terminated by Sherwin-Williams (a) pursuant to its right described in clause (v) or (viii) of the preceding paragraph following the occurrence of any Trigger Event, or (b) pursuant to its right described in clause (iii)(A) of the preceding paragraph and within six months after such termination a Trigger Event (other than an event described in clause (ii) of the following paragraph) occurs with respect to any person with whom the Company or any of its directors, officers, employees, financial advisors, investment bankers, attorneys or other advisors engaged in negotiations, or discussions regarding, or disclosed any information regarding, a possible Acquisition Proposal since June 30, 1995, then, in either such case, the Company will be obligated to pay Sherwin-Williams, in respect of Sherwin-Williams' expenses and lost opportunity costs, an amount in immediately available funds equal to $15,000,000.

     As used herein, the term "Trigger Event" means each of the following events: (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal or similar business combination or transaction other than the transactions contemplated by the Merger Agreement;
(ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or materially and adversely modified its approval or recommendation of the Offer or the Merger Agreement; (iii) the Board of Directors of the Company or any committee thereof shall have made any recommendation with respect to an Acquisition Proposal by any person (other than Sherwin-Williams) other than a recommendation rejecting or against such Acquisition Proposal; (iv) the Company receives any Acquisition Proposal by any person (other than Sherwin-Williams), and the Company's Board of Directors takes a neutral position or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with the Board's fiduciary duties; or (v) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Sherwin-Williams or any of its affiliates and the Option Shareholders) shall have become the beneficial owner (determined pursuant to Rule 13d-3 under the Exchange Act) of at least 20% of any class of shares of capital stock of the Company (including the Shares) or shall have acquired, directly or indirectly, at least 20% of the assets or earning power of the Company, other than acquisitions of securities for bona fide arbitrage purposes only.

     The Merger Agreement provides that if the Merger Agreement is terminated by Sherwin-Williams or by the Company, but Sherwin-Williams or the Purchaser subsequently purchases Option Shares pursuant to the Shareholder Option Agreement, then Sherwin-Williams and the Purchaser will, as soon as reasonably practical following the purchase of such Option Shares, commence a cash tender offer to purchase all of the Shares not owned by Sherwin-Williams or the Purchaser at a price of $35.00 per Share. Sherwin-Williams and the Purchaser have agreed to accept all Shares tendered into such offer, subject only to the conditions set forth in paragraphs (a) and (b) of Section 14 of this Offer to Purchase.

     SHAREHOLDER OPTION AGREEMENT. The following is a summary of the material terms of the Shareholder Option Agreement. This summary is qualified in its entirety by reference to the Shareholder Option Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Shareholder Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase.

     Simultaneously with the execution of the Merger Agreement, Sherwin-Williams, the Purchaser and the Option Shareholders entered into the Shareholder Option Agreement. Pursuant to such Agreement, the Option Shareholders have irrevocably granted to Sherwin-Williams and the Purchaser options to purchase an aggregate of 4,563,651 Option Shares (representing approximately 40% of the Shares outstanding as of the date of the Merger Agreement on a fully diluted basis), which options are exercisable by Sherwin-Williams or the Purchaser at any time on or after January 2, 1996. The Shareholder Option Agreement provides that if the Offer is consummated on or prior to December 31, 1995, either Sherwin-Williams or the Purchaser is required to exercise the options not later than January 4, 1996. The Shareholder Option Agreement also provides, however, that if the Expiration Date is extended to 5:00 p.m., New York City time, on January 5, 1996 or any later time, the Option Shareholders are required to tender the Option Shares into the Offer not later than

January 3, 1996. The Shareholder Option Agreement generally does not prohibit an Option Shareholder from tendering Option Shares into the Offer prior to any such extension of the Expiration Date. However, the Option Shareholders have agreed that if the purchase price of the Offer is for any reason increased, then (i) the Option Shareholders will not tender their Option Shares into the Offer after the first public announcement of such increase, and (ii) if any Option Shares were tendered into the Offer prior to the first public announcement of such increase, the tendering Option Shareholders will promptly withdraw their tenders of such Option Shares. Sherwin-Williams and the Purchaser do not know if any Option Shares will be tendered in response to the Offer prior to January 2, 1996, although they have been advised that certain of the Option Shareholders presently do not expect to tender their Shares until 1996.

     In connection with the Shareholder Option Agreement, the Option Shareholders have made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares, (ii) the Option Shareholders' authority to enter into and perform their obligations under the Shareholder Option Agreement, (iii) the ability of the Option Shareholders to enter into the Shareholder Option Agreement without violating other agreements to which they are party, (iv) the absence of liens andencumbrances on and in respect of the Option Shares and (v) restrictions on the transfer of the Option Shares. In addition, the Option Shareholders have (i) granted to Sherwin-Williams, its officers and certain other persons an irrevocable proxy to exercise any and all voting and other rights with respect to the Option Shares;
(ii) irrevocably appointed each of the foregoing as the Option Shareholders' attorney-in-fact, with irrevocable instructions (a) validly to tender the Option Shares into the Offer if the Option Shareholders are so required under the Shareholder Option Agreement, (b) properly to withdraw the Option Shares from the Offer if the Option Shareholders are so required under the Shareholder Option Agreement and (c) to execute any instrument of transfer and/or other documents and do all such other acts and things as may in the opinion of such persons be necessary or expedient for the purpose of, or in connection with, tendering or withdrawing such Option Shares into or from the Offer, to the extent required by the Shareholder Option Agreement; and (iii) agreed not to exercise or attempt to exercise any rights pertaining to the Option Shares without the prior consent of Sherwin-Williams. The Option Shareholders have also irrevocably pledged the Option Shares to the Purchaser, and granted the Purchaser security interests therein, to secure the due and prompt performance of the Option Shareholders' obligations under the Shareholder Option Agreement.

     The Purchaser and Sherwin-Williams have agreed to indemnify, defend and hold harmless, for a period of not less than six years, each Option Shareholder against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, such Option Shareholder's execution or performance of, or the consummation of the transactions contemplated by, the Shareholder Option Agreement. However, neither the Purchaser nor Sherwin-Williams will indemnify any Option Shareholder for any such losses based in whole or in part on, or arising in whole or in part out of, (i) the breach of such Option Shareholder's representation, warranty or covenant set forth in the Shareholder Option Agreement, other than any challenges to the enforceability of the Shareholder Option Agreement based on fiduciary duty arguments, (ii) any willful act which, to the knowledge of such Option Shareholder, constituted a violation or breach of any statute, rule, regulation, agreement or understanding which applies to such Option Shareholder or to which such Option Shareholder is a party, or (iii) fraud by such Option Shareholder.

     PLANS FOR THE COMPANY. Sherwin-Williams intends, upon acquiring control of the Company, to continue its review and evaluation of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. Sherwin-Williams' current plans are to expand the Company's dealer business and increase the Company's market position in the mass merchandiser and specialty products markets. Sherwin-Williams does not plan to divest any of the Company's business units. Sherwin-Williams also plans to evaluate certain of the Company's specialized product lines and may consider dispositions of any such product lines which Sherwin-Williams determines do not strategically fit with Sherwin-Williams' existing products and business plans.

     Generally, Sherwin-Williams intends to integrate the Company's business with Sherwin-Williams' existing operations, with a view to achieving operating efficiencies and cost savings while maintaining and enhancing customer service. Sherwin-Williams plans to identify the Company's current cost savings opportunities resulting from the Company's merger with UCI in August 1994, as well as additional cost savings opportunities that may result from the Merger. A likely means to achieve these cost savings opportunities will be the consolidation of certain of the Company's facilities and certain of Sherwin-Williams' facilities, which will be determined after Sherwin-Williams reviews each facility's mission, personnel and profitability. After Sherwin-William conducts its review of the Company, it is possible that Sherwin-Williams might modify some of its current plans. See Schedule II.

     SECTION 12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that, prior to the Effective Time, the Company and each of its subsidiaries will not declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, reclassify, purchase, redeem or otherwise acquire any shares of its capital stock, except that the Company may continue the declaration and payment of regular quarterly cash dividends on its Common Stock of not more than $0.16 per share of Common Stock, in accordance with the Company's past practices.

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine, redeem or reclassify any shares of its capital stock, (b) purchase or acquire, or offer to purchase or acquire, any shares of its capital stock or (c) (i) issue or sell any shares of its capital stock (other than in connection with the exercise of the Company Stock Options outstanding on the date of the Merger Agreement) or any of its other securities, (ii) issue any securities convertible into, or rights, warrants or options to purchase or subscribe to, any shares of its capital stock, (iii) enter into any arrangement or contract with respect to the issuance or sale of any shares of its capital stock or any of its other securities or (iv) make any other changes in its capital structure, then, without prejudice to the Purchaser's rights under
Section 14 below, the Purchaser, in its sole discretion, may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare, pay, set aside or make any cash dividend (other than regular quarterly cash dividends on its Common Stock of not more than $0.16 per share of Common Stock, in accordance with the Company's past practices) or make other distributions or payments with respect to any shares of its capital stock or issue with respect to any shares of its capital stock any additional shares, shares of any other class of capital stock, other securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Section 14 below, (a) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Sherwin-Williams of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Sherwin-Williams for any breach of the Merger Agreement, including termination thereof.

     SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things:
(i) the number of record holders of 100 or more Shares should fall below 1,200;
(ii) the number of publicly held Shares (exclusive of holdings of Sherwin-Williams and the Purchaser, any other subsidiaries or affiliates of Sherwin-Williams, officers or directors of the Company or their immediate families and other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iii) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000.

     Based on information provided by the Company, as of September 18, 1995 there were approximately 1,941 holders of record of Shares. If as a result of the purchase of Shares pursuant to the Offer or otherwise the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market and prices for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to stock exchange listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for purpose loans made by brokers.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company could be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NASDAQ reporting. The Purchaser presently intends to cause the Company to apply to terminate the registration of the Shares as soon after the consummation of the Offer or Merger as the requirements for termination of registration are met.

     SECTION 14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, to pay for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) the Rights under the Rights Agreement shall have become exercisable, or (iv) at any time on or after the date of the Merger Agreement and at or before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) pursuant to the Offer, any of the following conditions shall occur:

          (a) (i) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency (A) challenging or seeking to make illegal, impede, materially delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages relating to the transactions contemplated under the Offer and the Merger,
     (B) seeking to prohibit or materially limit the ownership or operation by the Purchaser or Sherwin-Williams of all or any material portion of the business or assets of the Company or any of its Subsidiaries taken as a whole or to compel the Purchaser or Sherwin-Williams to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or Sherwin-Williams or the Company or any of its subsidiaries taken as a whole, or seeking to impose any material limitation on the ability of the Purchaser or Sherwin-Williams to conduct its business or own such assets, (C) seeking to impose material limitations on the ability of the Purchaser or Sherwin-Williams effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Sherwin-Williams or the Purchaser on all matters properly presented to the Company's shareholders, (D) seeking to require divestiture by the Purchaser or Sherwin-Williams of any Shares or
     (E) otherwise materially adversely affecting the condition of the Company and its Subsidiaries taken as a whole; or (ii) any court shall have entered an order which is in effect and which (A) makes illegal, impedes, materially delays or otherwise directly or indirectly restrains, prohibits or makes materially more costly the Offer or the Merger, (B) prohibits or materially limits the ownership or operation by the Purchaser or Sherwin-Williams of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compels the Purchaser or Sherwin-Williams to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or Sherwin-Williams or the Company or any of its subsidiaries taken as a whole, or imposes any material limitation on the ability of the Purchaser or Sherwin-Williams to conduct its business or own such assets, (C) imposes material limitations on the ability of the Purchaser or Sherwin-Williams effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Sherwin-Williams or the Purchaser on all matters properly presented to the Company's shareholders, (D) requires divestiture by the Purchaser or Sherwin-Williams of any Shares or (E) otherwise materially adversely affects the condition of the Company and its subsidiaries taken as a whole; provided, however, that in the case of a preliminary injunction to the effect described in this subparagraph (ii), the provisions of this subparagraph (ii) shall not be deemed to have been triggered until the earlier of (y) the date on which such injunction becomes final or (z) the Company ceases its efforts to have such preliminary injunction dissolved;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Sherwin-Williams, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (a)(i) above;

          (c) any change shall have occurred (or any condition, event or development shall have occurred involving a prospective change), that would have a Material Adverse Effect (as defined below) with respect to the Company;

          (d) there shall have occurred any of the following which would reasonably be expected to have a material effect with respect to the
     Company: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (v) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

          (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant, except in each case, (i) for changes permitted by the Merger Agreement and (ii)(A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, or the performance or compliance with such obligations, agreements or covenants, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company or a material adverse effect on the ability of the Purchaser to consummate the Offer or the Merger;

          (f) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, the Purchaser or Sherwin-Williams with or from any governmental or regulatory entity in conjunction with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure would reasonably be expected to have a Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole or would prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Option Shareholders, shall have become the beneficial owner (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of at least 20% of any class or series of capital stock of the Company (including the Shares), or shall have acquired, directly or indirectly, at least 20% of the assets or earning power of the Company, other than acquisitions of securities for bona fide arbitrage purposes only; or (ii) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to an Acquisition Proposal or similar business combination other than the transactions contemplated in the Merger Agreement and the Offer; or

          (i) (i) the Company's Board of Directors or any Committee thereof shall have withdrawn, or modified or changed in a manner adverse to the Purchaser or Sherwin-Williams (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger; (ii) the Company's Board of Directors or any Committee thereof shall have made any recommendation with respect to any Acquisition Proposal by any Person (other than the Purchaser or Sherwin-Williams) other than a recommendation rejecting or against such Acquisition Proposal; or (iii) the Company shall have received any Acquisition Proposal by any Person (other than the Purchaser or Sherwin-Williams) and the Company's Board of Directors is neutral or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with its fiduciary duties;

which in the reasonable judgment of the Purchaser or Sherwin-Williams, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payment. As used in this Section 14, the term "Material Adverse Effect" means, with respect to any entity, the result of one or more events, changes or effects which, individually or in the aggregate, would have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of such entity and its subsidiaries, taken as a whole.

     The foregoing conditions are for the sole benefit of Sherwin-Williams and the Purchaser and may be waived by Sherwin-Williams in whole or in part at any time and from time to time in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding on all parties.

     A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available information filed by the Company with the Commission, neither the Purchaser nor Sherwin-Williams is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) pursuant to the Offer or the Merger or (ii) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Sherwin-Williams or the Purchaser or that certain parts of the businesses of the Company, Sherwin-Williams or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or, in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of New York. In general, Section 912 of New York Law (the "New York Takeover Statute") prevents an "interested shareholder" (generally a person who owns or has the right to acquire 20% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a New York corporation for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. On November 3, 1995, prior to the execution of the Merger Agreement and the Shareholder Option Agreement, the Board of Directors of the Company, by vote of all directors present at a meeting held on such date,
(i) approved and adopted the Merger Agreement and the transactions contemplated thereby, (ii) approved the Shareholder Option Agreement and the transactions contemplated thereby, as well as negotiations between Sherwin-Williams and the Purchaser and the Option Shareholders with respect thereto, (iii) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, is fair to and in the best interests of, the shareholders of the Company and (iv) recommended that the shareholders of the Company accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, the Purchaser and Sherwin-Williams believe that the New York Takeover Statute is inapplicable to the Merger Agreement, the Shareholder Option Agreement, the Offer and the Merger.

     A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not taken any action to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

     Short-Form Merger. Section 905 of New York Law would permit the Merger to occur without a vote of the Company's shareholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's shareholders is required under New York Law, a longer period of time will be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company would have certain rights to dissent and demand appraisal of their Shares under Sections 623 and 910 of New York Law. Dissenting shareholders who comply with the requisite statutory procedures under New York Law would be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of shareholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the date of payment. Under New York Law, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the shareholders' right to receive payment for Shares and its effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors.

     The foregoing summary of the rights of objecting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of New York Law.

     New York Security Takeover Disclosure Act. The New York Security Takeover Disclosure Act (the "Disclosure Act") prohibits an offeror from making a "takeover bid" unless certain registration, disclosure and other requirements are met. The Disclosure Act defines a "takeover bid" as the acquisition or offer to acquire by an offeror from an offeree, pursuant to a tender offer or request or invitation for tenders, any equity security of a target company, if after acquisition of the target company the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of the target company; and the Disclosure Act defines the term "target company" as a corporation organized under the laws of the State of New York and having its principal executive offices or significant business operations located within the state. Pursuant to the Disclosure Act, the Purchaser has filed a registration statement with the New York State Attorney General and has disclosed certain additional information to shareholders in Schedule II to this Offer to Purchase.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements. See Section 2.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Premerger Notification and Report Form under the HSR Act by Sherwin-Williams, which Sherwin-Williams intends to submit on the date hereof. Accordingly, the waiting period under the HSR Act would expire at 11:59 p.m., New York City time, on November 24, 1995, unless early termination of the waiting period were granted or Sherwin-Williams received a request from the Antitrust Division or the FTC for additional information of documentary material prior thereto. If such a request were made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Sherwin-Williams with such request. Thereafter, the waiting period may be extended by court order or by consent of Sherwin-Williams. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. Accordingly, pursuant to the HSR Act each of Sherwin-Williams and the Company intend to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See
Section 2. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

     No separate HSR Act requirements with respect to the Merger, the Merger Agreement or the Shareholder Option Agreement will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Premerger Notification and Report Forms of both Sherwin-Williams and the Company, unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Sherwin-Williams and/or the Company, in which event, the acquisition of Shares pursuant to the Merger may not be consummated until 20 days after both Sherwin-Williams and the Company substantially comply with such requests. Thereafter, the waiting periods may be extended only by court order or by consent.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Sherwin-Williams, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which Sherwin-Williams and its subsidiaries and the Company and its subsidiaries are engaged, the Purchaser has determined that the Company and Sherwin-Williams both produce and distribute similar product lines in certain geographic areas. In particular, both the Company and Sherwin-Williams manufacture, distribute and/or sell architectural, industrial and special purpose paints and coatings, adhesives and sealants, wallcoverings and related products. Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

     Foreign Approvals. Based on publicly available information, it appears that the Company also owns property or conducts business in foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

     SECTION 16. FEES AND EXPENSES. Except as set forth below, neither Sherwin-Williams nor the Purchaser will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

     The Purchaser has retained Beacon Hill Partners, Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Sherwin-Williams have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

     SECTION 17. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and Sherwin-Williams have filed with the Commission a
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR SHERWIN-WILLIAMS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                                     SWACQ, INC.

     November 9, 1995

                                   SCHEDULE I

         INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                       SHERWIN-WILLIAMS AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF SHERWIN-WILLIAMS. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Sherwin-Williams. Sherwin-Williams directly owns 100% of the equity interest in the Purchaser. Unless otherwise indicated, each person identified below is employed by Sherwin-Williams. The principal business address of Sherwin-Williams and, unless otherwise indicated, the business address of each person identified below, is 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075. Directors are identified by an asterisk. All persons identified below are United States citizens.

                                                     PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT AND
                   NAME                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------------------------------------------------
John G. Breen*                            Mr. Breen has served as Chairman and Chief
                                          Executive Officer since June 1986 and has served as
                                          a Director since April 1979.
Thomas A. Commes*                         Mr. Commes has served as President and Chief
                                          Operating Officer since June 1986 and has served as
                                          a Director since April 1980.
James M. Biggar*                          Mr. Biggar has served as a Director of
  Glencairn Corporation                   Sherwin-Williams since July 1987. He has served as
  Lakepoint Office Park                   Chairman and Chief Executive Officer of Glencairn
  3201 Enterprise Parkway                 Corporation (real estate development) since July
  Beachwood, OH 44122                     1991, prior to which he served as Chairman of
                                          Nestle USA, Inc. (food products, restaurants,
                                          hotels) commencing January 1991. From January 1984
                                          to January 1991, Mr. Biggar served as Chairman and
                                          Chief Executive Officer of Nestle Enterprises, Inc.
Leigh Carter*                             Mr. Carter has served as a Director of
  Renaissance on Playhouse Square         Sherwin-Williams since October 1985. Prior to his
  Suite 1060                              retirement in September 1990, he served as
  1350 Euclid Avenue                      President and Chief Operating Officer of B.F.
  Cleveland, OH 44115                     Goodrich Company (diversified manufacturing) since
                                          April 1986.
Daniel E. Evans*                          Mr. Evans has served as a Director of
  Bob Evans Farms, Inc.                   Sherwin-Williams since April 1990. He has served as
  3776 South High Street                  Chairman, Chief Executive Officer and Secretary of
  Columbus, OH 43207                      Bob Evans Farms, Inc. (food products and
                                          restaurants) since 1971.
Robert W. Mahoney*                        Mr. Mahoney has served as a Director of
  Diebold, Incorporated                   Sherwin-Williams since January 1995. He has served
  5995 Mayfair Road                       as Chairman, Chief Executive Officer and President
  North Canton, OH 44720                  of Diebold, Incorporated (manufacturer of financial
                                          self-service transaction systems and security
                                          products) since July 1993 prior to which he served
                                          as Chairman and Chief Executive Officer of Diebold,
                                          Incorporated commencing April 1988.

                                                     PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT AND
                   NAME                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------------------------------------------------
William G. Mitchell*                      Mr. Mitchell has served as a Director of
  1566 Gamon Road                         Sherwin-Williams since April 1979. Prior to his
  Wheaton, IL 60187                       retirement in May 1987, he served as Vice Chairman
                                          of Centel Corporation (independent telephone and
                                          electric properties) since May 1986.
A. Malachi Mixon, III*                    Mr. Mixon has served as a Director of
  Invacare Corporation                    Sherwin-Williams since April 1993. He has served as
  899 Cleveland Street                    Chairman, Chief Executive Officer and President of
  Elyria, OH 44035                        Invacare Corporation (manufacturer and distributor
                                          of home health care products) since September 1983.
Helen O. Petrauskas*                      Ms. Petrauskas has served as a Director of Sherwin-
  Ford Motor Company                      Williams since July 1993. She has served as Vice
  The American Road                       President--Environmental and Safety Engineering of
  12th Floor                              Ford Motor Company (automobile manufacturing) since
  World Headquarters                      March 1983.
  Dearborn, MI 48121
Richard K. Smucker*                       Mr. Smucker has served as a Director of
  The J.M. Smucker Company                Sherwin-Williams since September 1991. He has
  Strawberry Lane                         served as President of The J.M. Smucker Company
  Orville, OH 44667                       (makers of food products) since January 1987.
John L. Ault                              Mr. Ault has served as Vice President--Corporate
                                          Controller since January 1987.
Frank E. Butler                           Mr. Butler has served as President & General
                                          Manager, Coatings Division since February 1992,
                                          prior to which he served as President & General
                                          Manager, Consumer Division commencing October 1984.
Christopher M. Connor                     Mr. Connor has served as President & General
                                          Manager, Specialty Division since April 1994, prior
                                          to which he served as Senior Vice
                                          President--Marketing, Paint Stores Group commencing
                                          September 1992. From June 1986 to September 1992,
                                          Mr. Connor served as President & General Manager,
                                          Western Division, Paint Stores Group.
Conway G. Ivy                             Mr. Ivy has served as Vice President--Corporate
                                          Planning and Development since April 1992, prior to
                                          which he served as Vice President and Treasurer
                                          commencing January 1989.
T. Scott King                             Mr. King has served as President & General Manager,
                                          Consumer Brands Division since February 1992, prior
                                          to which he served as Vice President, Director of
                                          Sales and Marketing, Consumer Division commencing
                                          June 1987.
Thomas Kroeger                            Mr. Kroeger has served as Vice President--Human
                                          Resources since October 1987.

                                                     PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT AND
                   NAME                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------------------------------------------------
John C. Macatee                           Mr. Macatee has served as President, Paint Stores
                                          Group since September 1992, prior to which he
                                          served as President & General Manager, South
                                          Central Division, Paint Stores Group commencing
                                          June 1986.
Larry J. Pitorak                          Mr. Pitorak has served as Senior Vice
                                          President--Finance, Treasurer and Chief Financial
                                          Officer since April 1992, prior to which he served
                                          as Senior Vice President--Finance and Chief
                                          Financial Officer commencing July 1991. From
                                          February 1988 to July 1991, Mr. Pitorak served as
                                          Vice President, General Counsel and Secretary.
Joseph M. Scaminace                       Mr. Scaminace has served as President & General
                                          Manager, Automotive Division since April 1994,
                                          prior to which he served as President & General
                                          Manager, Specialty Division commencing September
                                          1985.
Louis E. Stellato                         Mr. Stellato has served as Vice President, General
                                          Counsel and Secretary since July 1991, prior to
                                          which he served as Assistant Secretary and
                                          Corporate Director of Taxes commencing December
                                          1989.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Each person identified below is employed by Sherwin-Williams. The principal business address of the Purchaser and each person identified below, is 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075. Directors are identified by an asterisk. All persons identified below are United States citizens.

                                                     PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT AND
                   NAME                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------------------------------------------------
John G. Breen                             Mr. Breen has served as President of the Purchaser
                                          since its inception in October 1995. He has also
                                          served as Chairman and Chief Executive Officer of
                                          Sherwin-Williams since June 1986 and has served as
                                          a Director of Sherwin-Williams since April 1979.
Thomas A. Commes*                         Mr. Commes has served as Vice President and
                                          Director of the Purchaser since its inception in
                                          October 1995. He has also served as President and
                                          Chief Operating Officer of Sherwin-Williams since
                                          June 1986 and has served as a Director since April
                                          1980.

                                                     PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT AND
                   NAME                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------------------------------------------------
Larry J. Pitorak*                         Mr. Pitorak has served as Treasurer and Director of
                                          the Purchaser since its inception in October 1995.
                                          He has also served as Senior Vice
                                          President--Finance, Treasurer and Chief Financial
                                          Officer of Sherwin-Williams since April 1992, prior
                                          to which he served as Senior Vice
                                          President--Finance and Chief Financial Officer of
                                          Sherwin- Williams commencing July 1991. From
                                          February 1988 to July 1991, Mr. Pitorak served as
                                          Vice President, General Counsel and Secretary of
                                          Sherwin-Williams.
Conway G. Ivy*                            Mr. Ivy has served as Vice President and Director
                                          of the Purchaser since its inception in October
                                          1995. He has also served as Vice
                                          President--Corporate Planning and Development of
                                          Sherwin-Williams since April 1992, prior to which
                                          he served as Vice President and Treasurer of
                                          Sherwin-Williams commencing January 1989.
Louis E. Stellato                         Mr. Stellato has served as Secretary of the
                                          Purchaser since its inception in October 1995. He
                                          has also served as Vice President, General Counsel
                                          and Secretary of Sherwin-Williams since July 1991,
                                          prior to which he served as Assistant Secretary and
                                          Corporate Director of Taxes of Sherwin-Williams
                                          commencing December 1989.
James J. Sgambellone                      Mr. Sgambellone has served as Assistant Secretary
                                          of the Purchaser since its inception in October
                                          1995. He has also served as Assistant Secretary and
                                          Corporate Director of Taxes of Sherwin-Williams
                                          since July 1991, prior to which he served as Senior
                                          Corporate Counsel of Sherwin-Williams commencing in
                                          December 1989.
Richard A. Legenza                        Mr. Legenza has served as Assistant Secretary of
                                          the Purchaser since its inception in October 1995.
                                          He has also served as Senior Corporate Counsel of
                                          Sherwin-Williams since July 1991, prior to which he
                                          served as Corporate Counsel of Sherwin-Williams
                                          commencing October 1987.

                                  SCHEDULE II

                          CERTAIN INFORMATION REQUIRED
                      TO BE GIVEN TO SHAREHOLDERS PURSUANT
                                TO NEW YORK LAW

     The Purchaser was incorporated on October 26, 1995 and has not engaged in any business since its incorporation other than that incident to its incorporation and in connection with the Offer. Accordingly, the Purchaser has not engaged in any significant community activities nor has the Purchaser made any significant charitable, cultural, educational and civic contributions.

     Except for the directors and executive officers of the Purchaser set forth in Schedule I, the Purchaser has no employees. Accordingly, the Purchaser has no existing pension plans, profit-sharing plans, savings plans, has not provided any educational opportunities or relocation adjustments to its employees, and has had no labor or employment related claims or disputes.

     As described in this Offer to Purchase, Sherwin-Williams intends to integrate the Company's business with Sherwin-Williams' existing facilities, with a view to achieving operating efficiencies and cost savings. A likely means to achieve these cost savings opportunities will be the consolidation of certain of the Company's facilities (which may include facilities and offices located in the State of New York) and certain of Sherwin-Williams' facilities, which will be determined after Sherwin-Williams reviews each facility's mission, personnel and profitability. Sherwin-Williams intends to review the Company's policies with respect to community activities, charitable, cultural, educational and civic contributions and employment practices.

     Sherwin-Williams was organized under the laws of the State of Ohio eighteen years after its founding in 1866. Sherwin-Williams has 300,000,000 shares of common stock and 30,000,000 shares of serial preferred stock authorized for issuance. At December 31, 1994, 84,825,830 shares of common stock were issued and outstanding, 15,544,073 shares were held by Sherwin-Williams in treasury, and 5,663,772 shares were reserved for issuance upon conversion of convertible subordinated debt and exercise of existing and future stock options. Sherwin-Williams also has a shareholders' rights plan which designates 1,000,000 shares of the authorized serial preferred stock as cumulative redeemable serial preferred stock which may be issued if Sherwin-Williams becomes the target of coercive and unfair takeover tactics.

PENSIONS AND BENEFITS

     Substantially all employees of Sherwin-Williams participate in either defined benefit pension plans (which are noncontributory) or defined contribution pension plans (which may be contributory or noncontributory). The defined benefit plan covering salaried employees provides benefits that are based primarily on years of service and employees' compensation. The defined benefit plan covering hourly employees generally provides benefits of stated amounts for each year of service. The defined benefit plan assets consist primarily of cash, equity and fixed-income securities. The Company's funding policy for its defined benefit pension plans is to fund at least the minimum annual contribution required by applicable regulations. To the extent certain groups of Sherwin-Williams' employees participate in multi-employer pension plans, such plans are primarily defined benefit plans which provide benefits of stated amounts for covered groups of union employees.

     Under Sherwin-Williams' Employee Stock Purchase and Savings Plan, employees may participate through regular payroll deductions. These payroll deductions may be made on a pre-tax and/or an after-tax basis. Additionally, Sherwin-Williams may make matching contributions on behalf of participating employees, which contribution is subject to vesting conditions. As of December 31, 1994, 10,918 employees participated in the plan.

     Sherwin-Williams' Salaried Employees' Revised Pension Investment Plan is a defined contribution money purchase pension plan. Sherwin-Williams may make an annual contribution to each participant's account, which contribution is subject to vesting conditions.

     In addition to providing pension benefits, Sherwin-Williams provides certain health care, life insurance and other benefits under company-sponsored plans for active employees and for certain salaried retired employees hired prior to January 1, 1993 who receive a pension from Sherwin-Williams and have a minimum of ten years of service. The health care plans are contributory and contain cost-sharing features such as deductibles and coinsurance.

     Sherwin-Williams' 1994 Stock Plan permits the granting of stock options, stock appreciation rights and restricted stock to eligible employees. Non-qualified and incentive stock options may be granted to certain officers and key employees under the plan at prices not less than fair market value of the shares, as defined by the plan, at the date of grant. The options generally become exercisable to the extent of one-third of the options for each full year of employment following the date of grant and generally expire ten years after the date of grant.

     Restricted stock grants may be awarded to certain officers and key employees which generally require four years of continuous employment from the date of grant before receiving the shares without the restriction. The number of shares to be received without restriction is based on the performance of Sherwin-Williams relative to a peer group of companies.

LABOR AND EMPLOYEE RELATIONS

     Sherwin-Williams believes that its labor and employment relations with its employees are generally good.

EDUCATION OPPORTUNITIES

     Sherwin-Williams provides educational assistance to eligible employees who pursue programs of study that are consistent with the employee's field of work and Sherwin-Williams' business.

RELOCATION ADJUSTMENTS

     Sherwin-Williams, in accordance with the terms of its corporate policy, may reimburse certain job applicants, new employees and current employees for certain travel and relocation expenses.

CHARITABLE AND CIVIC ACTIVITIES

     Consistent with Sherwin-Williams' commitment to responsible community involvement, Sherwin-Williams supports a variety of charitable foundations, particularly in communities in which Sherwin-Williams operates facilities or has offices. Additionally, Sherwin-Williams supports higher education by making contributions and matching gifts to certain accredited institutions of higher education, college associations and other educational organizations.

                                     * * *

     Except as set forth in this Schedule II, all information regarding Sherwin-Williams, the Purchaser and the Offer required to be disclosed pursuant to the Disclosure Act is set forth in this Offer to Purchase and is incorporated by reference in the Registration Statement filed pursuant to the Disclosure Act.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of the addresses or the facsimile number set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                   By Mail:                           By Hand or Overnight Courier:
             Tenders & Exchanges                           Tenders & Exchanges
              P.O. Box 2559-PLU                               14 Wall Street
                  Suite 4660                            8th Floor, Suite 4680-PLU
          Jersey City, NJ 07303-2559                        New York, NY 10005

     Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone numbers and address listed below. Shareholders may also contact their broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                   20th Floor
                            New York, New York 10004
                                 (800) 755-5001
                                  (toll free)

                         Banks and Brokers Please Call:
                                 (212) 843-8500